Exhibit 99.1
News Release

Buckeye Partners, L.P.
P.O. Box 368
Emmaus, PA 18049
(800) 422-2825

NYSE:BPL

Contact:Stephen R. Milbourne                         03-06
        Manager, Investor Relations
        smilbourne@buckeye.com
        (800) 422-2825



           BUCKEYE PARTNERS, L.P. ANNOUNCES SENIOR NOTE OFFERING
           -----------------------------------------------------

     Emmaus, PA August 14, 2003 . . . Buckeye Partners, L.P. (the "Partnership") (NYSE: BPL) announced today that it has priced $150 million of 6 3/4 percent 30-year senior unsecured notes in a Rule 144A offering. The offering is expected to close on August 19, 2003, subject to customary closing conditions.

     The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy such debentures and is issued pursuant to Rule 135c under the Securities Act.

     Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreement with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.


                             * * * * *
Certain statements in this press release constitute "forwardlooking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Partnership's intention to raise proceeds through the offering and sale of the senior notes. The closing of the sale of the notes is subject to customary conditions. There can be no assurance that the Partnership will complete the sale of the notes. The Partnership's ability to complete the offering will depend, among other things, on market conditions. In addition, the Partnership's ability to complete the offering and its business are subject to risks. More information about potential risk factors that could affect the Partnership's business and financial results is included in our annual report on Form 10-K for the year ended December 31, 2002, our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and from time to time in other reports filed by the Partnership with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.